Exhibit 99.1

Contacts:

Foundry Networks	Foundry Networks	FD
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Brendan Lahiff
408.207.1700	408.207.1305	415.293.4425
dfairfax@foundrynet.com	miburg@foundrynet.com	brendan.lahiff@fd.com
FOUNDRY NETWORKS REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS
Santa Clara, California — June 26, 2007 — Foundry Networks, Inc. (NASDAQ: FDRY), today announced that the Nasdaq Stock Market has notified Foundry that it is in compliance with all Nasdaq Marketplace Rules, following Foundry’s June 14, 2007 filing of its Form 10-K for the period ending December 31, 2006 and its Forms 10-Q for the periods ended June 30 and September 30, 2006 and March 31, 2007. Nasdaq’s review of Foundry’s listing status has now been closed and as a result, Foundry’s common stock will continue to be listed on the Nasdaq Global Select Market.
About Foundry Networks
Foundry Networks, Inc. (NASDAQ: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security, and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4 — 7 application switches, wireless LAN and access points, access routers and metro routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.
Forward-Looking Statements
This press release contains forward-looking statements, as defined under federal securities laws. These forward-looking statements include the statements regarding Foundry’s expectations as to the listing of its securities on the Nasdaq Global Select Market. These statements are just predictions and are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. These risks include (i) the possibility that Foundry might, for the same as yet unknown reason, not be able to comply with the Nasdaq listing requirements and may be delisted; and (ii) other events and other important factors disclosed previously and from time to time in Foundry’s filings with the Securities and Exchange Commission. Foundry assumes no obligation to update the information in this press release.